UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

May 15, 2016

MAGELLAN HEALTH, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-6639	58-1076937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 N. SCOTTSDALE ROAD, SUITE 4400
SCOTTSDALE, ARIZONA	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 572-6050

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 15, 2016 Magellan Health, Inc., a Delaware corporation (“Magellan”) and Magellan Healthcare, Inc., a Delaware corporation and wholly-owned subsidiary of Magellan (“Buyer”), entered into a Share Purchase Agreement (the “Agreement”) with Armed Forces Services Corporation, a Virginia corporation, (“AFSC”) and the holders of the issued and outstanding common stock of AFSC who are parties thereto (the “Sellers”). AFSC has extensive experience providing and managing behavioral health and specialty services to various agencies of the federal government, including all five branches of the U.S. Armed Forces.

The Agreement provides for Buyer’s purchase from the Sellers of all of the outstanding equity interests in AFSC (the “Transaction”) for a cash purchase price at closing equal to $117.5 million, subject to adjustment, plus potential contingent payments up to a maximum aggregate amount of $10.0 million payable after the closing of the Transaction (the “Closing”). The contingent payment provisions provide for cash payments of up to $10.0 million based on the retention of certain core business of AFSC. Certain key members of AFSC’s management, who are also shareholders, will reinvest a portion of their proceeds in Magellan restricted common stock. The stock is subject to vesting over a two-year period.

The Agreement sets forth a variety of customary representations and warranties and covenants, including covenants requiring the conduct of AFSC’s business in the ordinary course consistent with past practice and other restrictions on the operation of its business prior to the consummation of the Transaction. The covenants are subject to various limitations specified in the Agreement.

Consummation of the Transaction is subject to various conditions, including the termination or expiration of the waiting period under the Hart-Scott Rodino Antitrust Act, the absence of any law or order prohibiting the Closing or making it illegal, the continued effectiveness of non-competition and non-solicitation agreements entered into by certain Sellers, the absence of certain litigation as well as a material adverse effect with respect to AFSC and the accuracy of the representations and warranties made by the parties. Subject to the closing conditions, the parties anticipate completing the Transaction by the third quarter of 2016.

The Agreement may be terminated by the mutual consent of Magellan and the Sellers. In addition, subject to the conditions specified in the Agreement, the Agreement may be terminated in certain other circumstances, including for uncured breaches of representations and warranties, the occurrence of a material adverse effect with respect to AFSC, or the failure of the closing conditions to be satisfied within 90 days following the date of the Agreement (subject to possible extension for an additional 60 days in certain circumstances).

The representations, warranties and covenants contained in the Agreement were made only for purposes of the Agreement and as of specific dates, were solely for the benefit of the parties to the Agreement, and are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of AFSC or Magellan. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in Magellan’s public disclosures.

Item 8.01. Other Events.

On May 16, 2016, Magellan issued a press release announcing the execution of the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits

(d) Exhibits:

Exhibit Number	Description

99.1	Registrant’s press release dated May 16, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN HEALTH SERVICES, INC.

Date: May 16, 2016	By	/s/ Jonathan N. Rubin
		Name:	Jonathan N. Rubin
		Title:	Executive Vice President and Chief Financial Officer